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Board of Directors
Aid Association for Lutherans
4321 North Ballard Road
Appleton, WI 54919

Subject: Opinion of counsel -- Variable Universal Life Registration of Certificates


Board Members:

This opinion is furnished in connection with the filing of a registration statement on Form S-6 ("Registration Statement") under the Securities Act of 1933, as amended, (the "1933 Act") and the Investment Company Act of 1940, by Aid Association for Lutherans ("AAL") and AAL Variable Life Account I (the "Variable Account"). The securities being registered under the Registration Statement are units of interest ("Units") to be issued by the Variable Account pursuant to certain individual flexible premium variable universal life contracts ("Certificates") described in the Registration Statement.

I am Assistant General Counsel and Assistant Secretary of AAL, and in such capacity, I am familiar with AAL's Articles of Incorporation and Bylaws and have reviewed all statements, records, instruments and documents which I have deemed it necessary to examine for the purpose of this opinion. I have examined the form of the Registration Statement to by filed with the Securities and Exchange Commission in connection with the registration under the 1933 Act, of an indefinite number of Units to be issued by the Variable Account in connection with the Certificates. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Units. Based upon a review of those documents and such laws that I consider appropriate, I am of the opinion that:

1. AAL is a fraternal benefit society organized under the laws of the State of Wisconsin;

2. the Variable Account is duly organized under the provisions of the Wisconsin Insurance Code, under which income, gains, or losses, whether realized or unrealized, from assets allocated to the Variable Account, are, in accordance with the terms of the Certificates, credited to or charged against the Variable Account without regard to the income, gains, or losses to AAL;

3. the portion of the assets to be held in the Variable Account equal to reserves and other liabilities under the Certificates will not be chargeable with liabilities arising out of any other business AAL may conduct; and

4. the Certificates have been duly authorized by AAL and, when issued in the manner contemplated by the Registration Statement, the Units thereunder will constitute legal, validly issued and binding obligations of AAL in accordance with the terms of the Certificates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ Mark J. Mahoney

Mark J. Mahoney
Assistant General Counsel
and Assistant Secretary

November 12, 1997